EXHIBIT 2.12
                             CONTRIBUTION AGREEMENT

                         DATED AS OF FEBRUARY 11, 1997

                                  BY AND AMONG

                            APPLE ORTHODONTIX, INC.,

                                       AND

                             THE OWNER NAMED HEREIN

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                               TABLE OF CONTENTS

ARTICLE I  DEFINITIONS./...................................................  1
      Section 1.01 Certain Defined Terms...................................  1

ARTICLE II  THE ACQUISITION, CONTRIBUTION AND DELIVERY;
                  OBLIGATIONS ASSUMED......................................  4
      Section 2.01 Acquired Assets and Excluded Assets.....................  4
      Section 2.02 The Closing.............................................  5
      Section 2.03 [INTENTIONALLY LEFT BLANK]..............................  5
      Section 2.04 Acquisition Price.......................................  6
      Section 2.05 Allocation Reporting....................................  6
      Section 2.06 Fractional Shares.......................................  6
      Section 2.07 Accounts Receivable.....................................  6
      Section 2.08 Mail Received After Closing.............................  6
      Section 2.09 Obligations Assumed.....................................  6
      Section 2.10 Liabilities and Obligations Not Assumed.................  6

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE OWNER...................  7
      Section 3.01 By the Owner............................................  7

ARTICLE IV  FURTHER REPRESENTATIONS AND WARRANTIES OF THE
                  OWNER....................................................  7
      Section 4.01 By the Owner............................................  7

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF APPLE.........................  9
      Section 5.01 By Apple................................................  9

ARTICLE VI  COVENANTS EXTENDING TO THE IPO CLOSING DATE....................  9
      Section 6.01 Of Each Party...........................................  9

ARTICLE VII  THE CLOSING AND CONDITIONS TO CLOSING AND
                  CONSUMMATION.............................................  9
      Section 7.01 The Closing and Certain Conditions......................  9

ARTICLE VIII  COVENANTS FOLLOWING THE IPO CLOSING DATE..................... 10
      Section 8.01 Of Each Party........................................... 10

ARTICLE IX  INDEMNIFICATION................................................ 11
      Section 9.01 Indemnification Rights and Obligations.................. 11

ARTICLE X  LIMITATIONS ON COMPETITION...................................... 11
      Section 10.01 Prohibited Activities.................................. 11
      Section 10.02 Damages................................................ 12

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      Section 10.03 Reasonable Restraint................................... 12
      Section 10.04 Severability; Reformation.............................. 12
      Section 10.05 Independent Covenant................................... 12
      Section 10.06 Materiality............................................ 12

ARTICLE XI  GENERAL PROVISIONS............................................. 13
      Section 11.01 Treatment of Confidential Information.................. 13
      Section 11.02 Restrictions on Transfer of Apple Common Stock......... 13
      Section 11.03 Brokers and Agents..................................... 14
      Section 11.04 Assignment; No Third Party Beneficiaries............... 14
      Section 11.05 Entire Agreement; Amendment; Waivers................... 14
      Section 11.06 Counterparts........................................... 15
      Section 11.07 Expenses............................................... 15
      Section 11.08 Notices................................................ 15
      Section 11.09 Governing Law.......................................... 16
      Section 11.10 Exercise of Rights and Remedies........................ 16
      Section 11.11 Time................................................... 16
      Section 11.12 Reformation and Severability........................... 16
      Section 11.13 Remedies Cumulative.................................... 17
      Section 11.14 Respecting the IPO..................................... 17

ARTICLE XII TERMINATION.................................................... 17
      Section 12.01 Termination of this Agreement.......................... 17
      Section 12.02 Liabilities in Event of Termination.................... 18

ADDENDUM 1        - Listing of Founding Companies
ANNEX 1           - Uniform Provisions

DISCLOSURE STATEMENT

EXHIBIT 7.01(d)   - Form of Service Agreement
EXHIBIT 7.03(b)(iv) - Form of Registration Rights Agreement
EXHIBIT 7.04(a)(ii)(B)(5) - Form of IRC Section 1445 Certificate

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                             CONTRIBUTION AGREEMENT

            THIS CONTRIBUTION AGREEMENT (this "Agreement") is made as of February 11, 1997, by and among Apple Orthodontix, Inc., a Delaware corporation ("Apple"), and the persons listed on the signature page hereof under the caption "Owner" (collectively, the "Owner"). This Agreement consists of the Contribution Agreement set forth below and a separate document of Uniform Provisions, which shall be a part hereof for all purposes.

                              PRELIMINARY STATEMENT

            The parties to this Agreement have determined it is in their best long-term interests to effect a transaction pursuant to which:

            (a) Owner will transfer, assign and deliver to Apple, on the terms and subject to the conditions set forth herein, substantially all of the tangible and intangible assets used by Owner in the business (such business of the Owner being the "Business") of providing orthodontic services to patients (the "Acquisition");

            (b) Apple will acquire the stock, or substantially all of the assets, of all or some of the orthodontic practices listed in the accompanying Addendum 1 (each an "Other Founding Company" and, collectively with the Business, the "Founding Companies") pursuant to agreements that are (i) similar to this Agreement and (ii) entered into among those entities and/or their owners and Apple (collectively, the "Other Agreements"); and

            (c) Apple shall effect a public offering of shares of its common stock and issue and sell those shares.

            The board of directors of Apple and the Owner have approved and adopted this Agreement, intending to effect a transaction pursuant to Section 351 of the Code.

            NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and undertakings contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            Section 1.01 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms have the meanings assigned to them below in this Section 1.01. Capitalized terms used in this Agreement and not defined below in this Section
1.01 have the respective meanings assigned to them in the Preliminary Statement or Section 1.02 found in the Uniform Provisions.
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            "Accounts Receivable" has the meaning specified in Section 2.01.

            "Acquired Assets" has the meaning specified in Section 2.01.

            "Acquisition" has the meaning specified in the Preliminary Statement of this Agreement.

            "Acquisition Consideration" has the meaning specified in Section
      2.04.

            "Agreed Rate" means 8.0% per annum.

            "Agreement" means this Agreement, including the Disclosure Statement relating to this Agreement and all attached Addenda, Annexes and Exhibits, as each of the same may be amended, modified or supplemented from time to time pursuant to the provisions hereof or thereof.

            "Apple" means Apple Orthodontix, Inc., a Delaware corporation.

            "Apple Acquisition Candidate" means any Entity engaged in any of the businesses of providing orthodontic services to patients (i) which was called on by any of the Owner, Apple or any Subsidiary of Apple in connection with the possible acquisition by any of them of that Entity or
      (ii) of which any of them has made an acquisition analysis.

            "Business" has the meaning specified in the Preliminary Statement of this Agreement.

            "Closing" has the meaning specified in Section 7.01.

            "Closing Memorandum" means the form of closing memorandum to be prepared by Apple for the Closing under this Agreement in which are included the forms of certificates of officers, the opinions of counsel and certain other documents to be delivered at the Closing as provided in
      Article VII.

            "Contracts" has the meaning specified in Section 2.01(d).

            "Counsel for Apple" means Jackson & Walker, L.L.P.

            "Counsel for the Business and the Owner" means Leontire & Schubb.

            "Current Balance Sheet" means the unaudited balance sheet of the Business as at the Current Balance Sheet Date.

            "Current Balance Sheet Date" means September 30, 1996.

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            "Disclosure Statement" means the written statement attached to and made a part of this Agreement in which (a) exceptions are taken to certain of the representations and warranties made by the Owner herein, (b) it is confirmed that no exception is taken to that representation and warranty or (c) additional information is provided with respect to a particular provision herein or in the Uniform Provisions.

            "Excluded Assets" has the meaning specified in Section 2.01.

            "Fixed Assets" has the meaning specified in Section 2.01.

            "Founding Companies" has the meaning specified in the Preliminary Statement of this Agreement.

            "Initial Financial Statements" means (a) the consolidated balance sheet of the Business as at September 30, 1996 and the related consolidated statements of income (operations), cash flows and stockholders' equity for the Business' nine-month period ended September 30, 1996 and (b) the Current Balance Sheet and the related unaudited consolidated statements of income (operations), cash flows and stockholders' equity for the nine-month period ended on the Current Balance Sheet Date.

            "Inventory" has the meaning specified in Section 2.01.

            "Leases" has the meaning specified in Section 2.01.

            "Orthodontic Entity" means the Connecticut professional corporation or association to be formed pursuant to Section 6.06.

            "Orthodontic Entity Common Stock" has the meaning specified in
      Section 4.01.

            "OSHA" has the meaning specified in Section 2.10.

            "Other Agreements" has the meaning specified in the Preliminary Statement of this Agreement.

            "Other Founding Company" has the meaning specified in the Preliminary Statement of this Agreement.

            "Owner" has the meaning specified in the preamble of this Agreement.

            "Owner Employment Agreement" means the Employment Agreement to be entered into as of the IPO Closing Date between the Orthodontic Entity and the Owner.

            "Purchase and Sales Contracts" has the meaning specified in Section 2.01.

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            "Purchaser Representative" means a "purchaser representative" as defined in Securities Act Rule 501(h).

            "Retained Receivables" has the meaning specified in Section 2.07.

            "Restricted Period" has the meaning specified in Section 11.02.

            "Scheduled Agreements" means the agreements described in Section
      4.11 of the Disclosure Statement.

            "Service Agreement" means the Service Agreement to be entered into as of the IPO Closing Date among Apple, the Owner and the Orthodontic Entity.

            "Territory" has the meaning specified in Section 10.01.

            "Threshold Amount" means 2% of the Transaction Value.

            "Transaction Value" means an amount equal to the Business' gross revenues (less bad debts) for the 12-month period ended December 31, 1996, multiplied by 1.2.

            "Transfer Taxes" has the meaning specified in Section 11.07.

            "Uniform Provisions" means the Uniform Provisions for the Acquisition of Founding Companies attached hereto as Annex 1.

                                   ARTICLE II

         THE ACQUISITION, CONTRIBUTION AND DELIVERY; OBLIGATIONS ASSUMED

            Section 2.01 ACQUIRED ASSETS AND EXCLUDED ASSETS. Subject to the terms and conditions of this Agreement, and on the basis of the representations and warranties hereinafter set forth, at the Closing, the Owner is transferring, conveying, assigning and delivering to Apple, and Apple is acquiring from the Owner, all of the tangible and intangible assets used by the Owner in the Business (whether or not included below), including the following assets, properties and rights of the Owner (collectively, the "Acquired Assets"):

            (a) all inventories of finished products, work in process, raw materials, supplies and packing and shipping material (collectively, the "Inventory");

            (b) all accounts receivable of the Owner immediately prior to the IPO Closing Date (the "Accounts Receivable"), except as described in
      Section 2.07;

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            (c) all tools, equipment, machinery, dies, furniture, fixtures, store equipment, service equipment, computer equipment and leasehold improvements (the "Fixed Assets");

            (d) all contracts and agreements listed in Section 2.01 of the Disclosure Statement under the heading "Contracts" (the "Contracts");

            (e) all of the Owner's rights accruing from and after the IPO Closing Date to each purchase or sales order or other contract, agreement or commitment for the purchase or sale of Inventory that (i) was entered into in the ordinary course of business and is unfilled as of the IPO Closing Date and (ii) is listed in Section 2.01 of the Disclosure Statement under the heading "Purchase and Sales Contracts" ("Purchase and Sales Contracts");

            (f) all rights of the Owner under express or implied warranties, if any, from the suppliers of the Owner, manufacturers or others with respect to the Acquired Assets;

            (g) all intellectual property, including patents, trademarks, trade names, service marks, franchises, copyrights, blueprints, drawings, computer software and similar items, together with all goodwill associated therewith or with the Business, including, but not limited to, the Owner's logo and all corporate, assumed and other names of the Owner, and all rights of action on account of past, present, and future unauthorized use or infringement thereof;

            (h) the leases of real property listed in Section 2.01 of the Disclosure Statement under the heading "Leases" (the "Leases");

            (i) except as set forth below, deposits and other current assets, a listing of which appears under the heading "Deposits and Current Assets" in Section 2.01 of the Disclosure Statement; and

            (j) all books, operating and financial records, correspondence, files, customer and vendor lists and other data used in or relating to the Business.

Notwithstanding the foregoing, the Acquired Assets shall not include, and Apple will not acquire, any minute books and stock records of the Owner, any advances to employees, the Accounts Receivable specified in Section 2.07, or any other assets listed in Section 2.01 of the Disclosure Statement under the heading "Excluded Assets" (the "Excluded Assets").

            Section 2.02 THE CLOSING. The Closing of the Acquisition will be at 8:00 a.m., eastern daylight or standard time, on the IPO Closing Date.

            Section 2.03 [INTENTIONALLY LEFT BLANK].

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            Section 2.04 ACQUISITION PRICE. The acquisition price being paid by
Apple at the Closing for the Acquired Assets (the "Acquisition Consideration") is the amount of cash and the number of whole shares of Apple Common Stock determined as provided in Section 2.04 of the Disclosure Statement.

            Section 2.05 ALLOCATION REPORTING. Apple and the Owner agree to report the allocation of the Acquisition Consideration among the Acquired Assets, the Service Agreement and the covenant not to compete contained in
Section 10.01 as Apple shall determine. Apple shall advise the Owner of such determination on or before December 31, 1997.

            Section 2.06 FRACTIONAL SHARES. Notwithstanding any other provision herein, no fractional shares of Apple Common Stock will be issued, and the Owner entitled hereunder to receive a fractional share of Apple Common Stock but for this Section 2.06 will have the cash portion of the Acquisition Consideration hereunder reduced in an amount sufficient to enable the issuance of an additional whole share of Apple Common Stock multiplied by the IPO Price.

            Section 2.07 ACCOUNTS RECEIVABLE. The Owner agrees that on and after the Closing, Apple shall have the right and authority to collect all Accounts Receivable except those specified in Section 2.07 of the Disclosure Statement, and, if necessary, to endorse with the name of the Owner any checks received on account of any such receivables or other items. The Owner will transfer to Apple any cash or other property which the Owner may receive in respect of such receivables or other items. As set forth in Section 2.07 of the Disclosure Statement, certain Accounts Receivable are being retained by the Owner (the "Retained Receivables"), and the balance of the Accounts Receivable are being acquired by Apple.

            Section 2.08 MAIL RECEIVED AFTER CLOSING. Following the Closing, Apple may receive and open all mail addressed to the Owner that Apple believes relates to the Business and, to the extent that such mail and the contents thereof relate to the Business or the Acquired Assets, deal with the contents thereof in its discretion.

            Section 2.09 OBLIGATIONS ASSUMED. As part of the consideration for the Acquired Assets, and subject to Section 2.10, Apple shall assume the Owner's obligations that accrue after the IPO Closing Date under the Contracts and Purchase and Sale Contracts listed in Section 2.01 of the Disclosure Statement Leases and such other obligations listed in Section 2.09 of the Disclosure Statement, in each case if but only if they are assigned or transferred to Apple.

            Section 2.10 LIABILITIES AND OBLIGATIONS NOT ASSUMED. Other than as specifically set forth in Section 2.09 above, Apple assumes no obligation whatsoever of the Owner, under or in connection with any contract between the Owner and any third party or otherwise. Furthermore, except as specifically set forth in Section 2.09 above, Apple expressly disclaims the assumption of any liability of any type whatsoever of the Owner or in connection with any of the Owner's assets or business operations, including without limitation (i) any and all Tax liabilities accruing on or before the Closing in connection with any Acquired Assets or otherwise, (ii) any and all liabilities arising from or under any Environmental Laws, (iii) any and all liabilities in connection with any claim by any Person claiming to have suffered any

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environmental damage or harm of any type, including any actual or alleged damage or harm to groundwater, surface water, well water, ground, soil, or the atmosphere, or otherwise relating to any Hazardous Substance, (iv) any and all employment or personnel-related liabilities whatsoever of the Owner, including, but not limited to, any liability under any employment contract, liability for wages or salary, liability for bonuses or commissions, liability for severance (including without limitation as a result of this transaction), Title I, Part 6 of ERISA liability, Occupational Safety and Health Act of 1972, as amended ("OSHA") liability, liability for disabled individuals, workers' compensation liability, ERISA plans, or ERISA plan obligations or liability, Federal Workers Adjustment and Retraining Notification Act liability, sick pay, vacation accruals, or similar matters, any profit sharing plan or any liability thereunder, any pension plan or any liability thereunder, any welfare benefit plan or any liability thereunder, or liability for any claims alleging illegal discrimination of any type, (v) any indebtedness of the Owner and (vi) any liability or obligation (contingent or otherwise) of the Owner arising out of any claim, litigation or proceeding threatened or pending on or before the IPO Pricing Date or out of any claim, litigation or proceeding threatened or initiated after the IPO Pricing Date to the extent based on or caused by any act or omission occurring, or condition or circumstances existing, prior to the IPO Pricing Date, or any condition caused by any act or omission occurring prior to the IPO Pricing Date, or any product sold or manufactured by the Owner or any service provided by the Owner (including all product liability and warranty claims and product returns with respect thereto).

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF THE OWNER

            Section 3.01 BY THE OWNER. The Owner represents and warrants to Apple that all the following representations and warranties in this Article III are as of the date of this Agreement, and will be, as amended or supplemented pursuant to Section 6.08, on the date of the Closing and the IPO Closing Date, true and correct:

            (a) the representations and warranties contained in Article III of the Uniform Provisions (the text of which Article hereby is incorporated herein by this reference) are true and correct as applied solely to himself, and his agreements set forth in that Article hereby are agreed to.

                                  ARTICLE IV

                                     FURTHER
                         REPRESENTATIONS AND WARRANTIES
                                  OF THE OWNER

            Section 4.01 BY THE OWNER. The Owner represents and warrants to, and agrees with, Apple that all the following representations and warranties in this
Article IV are as of the

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date of this Agreement, and will be, as amended or supplemented pursuant to
Section 6.08, on the date of the Closing and the IPO Closing Date, true and correct:

            (a) [INTENTIONALLY LEFT BLANK];

            (b) [INTENTIONALLY LEFT BLANK];

            (c) (i) the terms and conditions of each of the Scheduled Agreements are no less favorable to the Owner than the Owner reasonably could have expected to obtain in an arm's-length transaction with a Person other than an Affiliate of the Owner, (ii) the rentals provided for in the Scheduled Agreements constituting leases do not and will not exceed fair market rentals of the properties being rented or leased under those Scheduled Agreements and (iii) the payments provided to be made in the other Scheduled Agreement do not exceed the fair market value of the services performed;

            (d) [INTENTIONALLY LEFT BLANK];

            (e) (i) the Owner will be acquiring the shares of Apple Common Stock to be issued pursuant to Section 2.04 to him solely for his account, for investment purposes only and with no current intention or plan to distribute, sell or otherwise dispose of any of those shares in connection with any distribution; (ii) the Owner is not a party to any agreement or other arrangement for the disposition of any shares of Apple Common Stock other than this Agreement and the Registration Rights Agreement; (iii) the Owner is either an "accredited investor" as defined in Securities Act Rule 501(a) or, if the Owner is not such an investor, Section 4.01(e) of the Disclosure Statement sets forth the name and address of his Purchaser Representative; (iv) the Owner (A) is able to bear the economic risk of an investment in the Apple Common Stock acquired pursuant to this Agreement,
      (B) can afford to sustain a total loss of that investment, and (C) either
      (1) has such knowledge and experience in financial and business matters that the Owner is capable of evaluating the merits and risks of the proposed investment in the Apple Common Stock, or (2) the Owner's Purchaser Representative has had an adequate opportunity to ask questions and receive answers from the officers of Apple concerning any and all matters relating to the transactions contemplated hereby, including the background and experience of the current and proposed officers and directors of Apple, the plans for the operations of the business of Apple, the business, operations and financial condition of the Other Founding Companies and any plans of Apple for additional acquisitions or the Owner's Purchaser Representative has asked all questions of the nature described in the immediately preceding clause, and all those questions have been answered to his satisfaction and the satisfaction of his Purchaser Representative;

            (f) (i) the capitalization of the Orthodontic Entity shall be in compliance with the requirements of the applicable regulations in the Organization State, and no shares of capital stock of the Orthodontic Entity (the "Orthodontic Entity Common Stock") are, or will be, held in treasury; (ii) except as set forth in Section 4.01(f) of the Disclosure Statement, the Owner owns, or will own, all of the issued and outstanding shares of

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      Orthodontic Entity Common Stock, free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies and shareholders' agreements; (iii) each outstanding share of Orthodontic Entity Common
      Stock has been, or will be, legally and validly issued and is, or will be, fully paid and nonassessable; (iv) there exist no options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of the Orthodontic Entity; and (v) no shares of capital sock of the Orthodontic Entity have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any of the Orthodontic Entity's stockholders; and

            (g) the representations and warranties contained in Article IV of the Uniform Provisions (the text of which Article hereby is incorporated herein by this reference) are true and correct, and the agreements set forth in that Article hereby are agreed to.

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF APPLE

            Section 5.01 BY APPLE. Apple represents and warrants to the Owner that all the following representations and warranties in this Article V are as of the date of this Agreement, and will be on the date of the Closing and the IPO Closing Date, true and correct: the representations and warranties contained in Article V of the Uniform Provisions (the text of which Article hereby is incorporated herein by this reference) are true and correct.

                                   ARTICLE VI

                   COVENANTS EXTENDING TO THE IPO CLOSING DATE

            Section 6.01 OF EACH PARTY. Until the IPO Closing Date, subject to the waiver provisions of Section 11.05, each party hereto will comply with each covenant for which provision is made in Article VI of the Uniform Provisions (the text of which Article hereby is incorporated herein by this reference) to be performed or observed by that party.

                                   ARTICLE VII

             THE CLOSING AND CONDITIONS TO CLOSING AND CONSUMMATION

            Section 7.01 THE CLOSING AND CERTAIN CONDITIONS. (a) THE CLOSING. On or before the IPO Pricing Date, the parties hereto will take all actions necessary to (i) effect the Acquisition and satisfy the document delivery requirements to which the obligations of the parties to effect the Acquisition and the other transactions contemplated hereby are conditioned by the provisions of this Article VII (all those actions collectively being the "Closing"). The

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Closing will take place at the offices of Jackson & Walker, L.L.P., 42nd Floor,
1100 Louisiana, Houston, Texas at 10:00 a.m., Houston time, or at such later time on the IPO Pricing Date as Apple shall specify by written notice to Robert
J. Syverson. The actions taken at the Closing will not include the completion of either the Acquisition or the delivery of a bill of sale or the Acquisition Consideration pursuant to Section 2.04. Instead, on the IPO Closing Date, all transactions contemplated by this Agreement to be closed or completed on or before the IPO Closing Date, including the surrender of a bill of sale in exchange for the Acquisition Consideration (including a certified check or checks in an amount equal to the cash portion of the Acquisition Consideration) will be closed or completed, as the case may be. During the period from the Closing to the IPO Closing Date, this Agreement may be terminated by the parties only pursuant to Section 12.01(b)(i).

                  (b) CERTAIN CONDITIONS TO THE OBLIGATIONS OF THE OWNER. The obligations of the Owner with respect to the actions to be taken by them at or before the Closing are subject to the satisfaction on or before the date of the Closing, or waiver by the Owner pursuant to Section 11.05, of all the conditions set forth in Sections 7.02(a) and 7.03. The obligations of the Owner with respect to the actions to be taken on the IPO Closing Date are subject to the satisfaction on that date of all the conditions set forth in Section 7.02(b) and 7.03.

                  (c) CERTAIN CONDITIONS TO THE OBLIGATIONS OF APPLE. The obligations of Apple with respect to actions to be taken at or before the Closing are subject to the satisfaction on or before the date of the Closing, or waiver by them pursuant to Section 11.05, of the following conditions: all the conditions set forth in Sections 7.02(a) and 7.04(a). The obligations of Apple with respect to the actions to be taken on the IPO Closing Date are subject to the satisfaction on that date of the following conditions: (i) each of the Service Agreement and the Stockholder Employment Agreement then shall be in full force and effect.

                  (d) The obligations of Apple with respect to the actions to be taken on the IPO Closing Date are subject to the satisfaction on that date of the following conditions: (i) the Owner Employment Agreement and the Service Agreement in substantially the form attached hereto as Exhibit 7.01(d), then shall be in full force and effect; and (ii) all the conditions set forth in Sections 7.02(b) and 7.04(b); and (iii) delivery to Apple of a bill of sale and deeds, assignments and any other necessary instruments, satisfactory in form and content and approved prior to Closing by Apple, conveying all the Acquired Assets to Apple.

                  (e) The text of Article VII of the Uniform Provisions hereby is incorporated herein by this reference.

                                  ARTICLE VIII

                    COVENANTS FOLLOWING THE IPO CLOSING DATE

            Section 8.01 OF EACH PARTY. From and after the IPO Closing Date, subject to the waiver provisions of Section 11.05, each party hereto will comply with each covenant for

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which provision is made in Article VIII of the Uniform Provisions (the text of which Article hereby is incorporated herein by this reference) to be performed or observed by that party.

                                   ARTICLE IX

                                 INDEMNIFICATION

            Section 9.01 INDEMNIFICATION RIGHTS AND OBLIGATIONS. The text of
Article IX of the Uniform Provisions hereby is incorporated herein by this reference.

                                    ARTICLE X

                           LIMITATIONS ON COMPETITION

            Section 10.01 PROHIBITED ACTIVITIES. The Owner agrees that he will not, during the period beginning on the date hereof and ending on the fifth anniversary of the date hereof, directly or indirectly, for any reason, for his own account or on behalf of or together with any other Person:

            (a) engage as an officer, director or in any other managerial capacity or as an owner, co-owner or other investor of or in, whether as an employee, independent contractor, consultant or advisor, or as a sales representative or distributor of any kind, in any business selling any products or providing any services in competition with the Business or Apple or any Subsidiary of Apple (Apple and its Subsidiaries collectively being "Apple" for purposes of this Article X) within a radius of 20 miles of each location in which the Owner was engaged in business on the date hereof or immediately prior to the IPO Closing Date (those locations collectively being the "Territory");

            (b) call on any natural person who is at that time employed by Apple with the purpose or intent of attracting that person from the employ of Apple, provided that the Owner may call on and hire any of his Immediate Family Members;

            (c) call on any Person that at that time is, or at any time within one year prior to that time was, a customer of the Owner or Apple within the Territory, (i) for the purpose of soliciting or selling any product or service in competition with Apple within the Territory and (ii) with the knowledge of that customer relationship; or

            (d) call on any Apple Acquisition Candidate, with the knowledge of that Person's status as an Apple Acquisition Candidate, for the purpose of acquiring that Person or arranging the acquisition of that Person by any Person other than Apple.

Notwithstanding the foregoing, the Owner may own and hold as a passive investment up to 1% of the outstanding Capital Stock of a competing Entity if that class of Capital Stock is listed on

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
the New York Stock Exchange or included in the Nasdaq National Market. For purposes hereof and the respective Tax reporting positions of the parties hereto, each party hereto agrees that the percentage of the cash portion of the Acquisition Consideration to be received by the Owner pursuant to Section 2.04 which equals 1% of the Transaction Value will represent, and be received as, consideration for the Owner's agreement to observe the covenants in this Section 10.01.

            Section 10.02 DAMAGES. Because of the difficulty of measuring economic losses to Apple as a result of any breach by the Owner of his covenants in Section 10.01, and because of the immediate and irreparable damage that could be caused to Apple for which it would have no other adequate remedy, the Owner agrees that Apple may enforce the provisions of Section 10.01 by injunctions and restraining orders against the Owner if he breaches any of those provisions.

            Section 10.03 REASONABLE RESTRAINT. The parties hereto each agree that Sections 10.01 and 10.02 impose a reasonable restraint on the Owner in light of the activities and business of Apple on the date hereof, the current business plans of Apple and the investment by each Owner in Apple as a result of the Acquisition.

            Section 10.04 SEVERABILITY; REFORMATION. The covenants in this
Article X are severable and separate, and the unenforceability of any specific covenant in this Article X is not intended by any party hereto to, and shall not, affect the provisions of any other covenant in this Article X. If any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in Section 10.01 are unreasonable as applied to the Owner, the parties hereto, including the Owner, acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and thereby shall be reformed to that extent as applied to the Owner.

            Section 10.05 INDEPENDENT COVENANT. All the covenants in this
Article X are intended by each party hereto to, and shall, be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Owner against Apple, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Apple of any covenant in this Article X. It is specifically agreed that the period specified in Section 10.01 shall be computed in the case of the Owner by excluding from that computation any time during which the Owner is in violation of any provision of Section 10.01. The covenants contained in this Article X shall not be affected by any breach of any other provision hereof by any party hereto.

            Section 10.06 MATERIALITY. The Owner hereby agrees that this Article X is a material and substantial part of the transactions contemplated hereby.

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
                                  ARTICLE XI

                              GENERAL PROVISIONS

            Section 11.01 TREATMENT OF CONFIDENTIAL INFORMATION. Each party hereto will comply with each covenant for which provision is made in Section
11.15 of the Uniform Provisions (the text of which Section hereby is incorporated herein by this reference) to be performed or observed by that party.

            Section 11.02 RESTRICTIONS ON TRANSFER OF APPLE COMMON STOCK. (a) During the two-year period ending on the second anniversary of the IPO Closing Date (the "Restricted Period") (or if the two-year "holding" period for restricted securities under Rule 144 under the Securities Act is reduced by the SEC, the Restricted Period will be correspondingly reduced), the Owner will not voluntarily, except pursuant to and in accordance with the applicable provisions of the Registration Rights Agreement: (i) sell, assign, exchange, transfer, encumber, pledge, distribute, appoint or otherwise dispose of (A) any shares of Apple Common Stock received in the Acquisition or (B) any interest in (including any option to buy or sell) any of those shares of Apple Common Stock, in whole or in part, and Apple will have no obligation to, and shall not, treat any such attempted transfer as effective for any purpose; or (ii) engage in any transaction, whether or not with respect to any shares of Apple Common Stock or any interest therein, the intent or effect of which is to reduce the risk of owning the shares of Apple Common Stock acquired pursuant to Section 2.04 (including, for example engaging in put, call, short-sale, straddle or similar market transactions); provided, however, that this Section 11.02 shall not restrict any transfer of Apple Common Stock acquired by the Owner pursuant to
Section 2.04 to any of the Owner's Related Persons who agree in writing to be bound by the provisions of Section 11.01 and this Section 11.02. The certificates evidencing the Apple Common Stock delivered to each Owner pursuant to Section 2.05 will bear a legend substantially in the form set forth below and containing such other information as Apple may deem necessary or appropriate:

      EXCEPT PURSUANT TO THE TERMS OF THE CONTRIBUTION AGREEMENT AMONG THE ISSUER, THE HOLDER OF THIS CERTIFICATE AND THE OTHER PARTIES THERETO, THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE VOLUNTARILY SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED VOLUNTARY SALE, ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION OF ANY OF THOSE SHARES, DURING THE TWO-YEAR PERIOD ENDING ON __________ [DATE THAT IS THE SECOND ANNIVERSARY OF THE IPO CLOSING DATE] (THE "RESTRICTED PERIOD") (OR IF THE TWO YEAR "HOLDING" PERIOD FOR RESTRICTED SECURITIES UNDER RULE 144 UNDER THE SECURITIES ACT OF 1933 IS REDUCED BY THE SECURITIES AND

      EXCHANGE COMMISSION, THE RESTRICTED PERIOD WILL BE CORRESPONDINGLY REDUCED). ON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) AFTER THE DATE SPECIFIED ABOVE.

            (b) The Owner (i) acknowledges that the shares of Apple Common Stock to be delivered to the Owner pursuant to Section 2.04 have not been and, except pursuant to the Registration Rights Agreement, if applicable, will not be registered under the Securities Act and therefore may not be resold by the Owner without compliance with the Securities Act and (ii) covenants that none of the shares of Apple Common Stock issued to the Owner pursuant to Section 2.04 will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all the applicable provisions of the Securities Act and the rules and regulations of the SEC and applicable state securities laws and regulations. All certificates evidencing shares of Apple Common Stock issued pursuant to Section 2.04 will bear the following legend in addition to the legend prescribed by Section 11.02(a):

      THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IF THE HOLDER HEREOF COMPLIES WITH THAT LAW AND OTHER APPLICABLE SECURITIES LAWS.

In addition, certificates evidencing shares of Apple Common Stock issued pursuant to Section 2.04 to the Owner will bear any legend required by the securities or blue sky laws of the state in which the Owner resides.

            Section 11.03 BROKERS AND AGENTS. Except as disclosed in the Private Placement Memorandum or in Section 11.03 of the Disclosure Statement, the Owner represents and warrants to Apple that the Owner has not directly or indirectly employed or become obligated to pay any broker or similar agent in connection with the transactions contemplated hereby, and agrees, without regard to the Threshold Amount limitations set forth in Article IX, to indemnify Apple against all Damage Claims arising out of claims for any and all fees and commissions of brokers or similar agents employed or promised payment by the Owner.

            Section 11.04 ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding on and inure to the benefit of the parties hereto, the successors of Apple, and the heirs and legal representatives of the Owner. Neither this Agreement nor any other Transaction Document is intended, or shall be construed, deemed or interpreted, to confer on any Person not a party hereto or thereto any rights or remedies hereunder or thereunder, except as provided in Section 6.05(b) or 11.14, in Article IX or as otherwise provided expressly herein or therein.

            Section 11.05 ENTIRE AGREEMENT; AMENDMENT; WAIVERS. This Agreement and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Owner and Apple and supersede all prior agreements and understandings, both written and oral, relating to the subject matter of this Agreement. This Agreement may be amended, modified or supplemented, and any right hereunder may be waived, if, but only if, that amendment, modification, supplement or waiver is in writing and signed by the Owner and Apple. The waiver of any of the terms and conditions hereof shall not be construed or interpreted as, or deemed to be, a waiver of any other term or condition hereof.

            Section 11.06 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which will be an original, but all of which together will constitute one and the same instrument.

            Section 11.07 EXPENSES. Whether or not the transactions contemplated hereby are consummated, (a) Apple and the Owner, respectively, will each pay their, and their Representatives fees, expenses and disbursements incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance of and compliance with all conditions to be performed by Apple under this Agreement, including the costs of preparing the Registration Statement, and (b) the Owner will pay all sales, use, transfer and other similar Taxes and fees (collectively, "Transfer Taxes") incurred by the Owner or Apple in connection with the transactions contemplated hereby, and the fees, expenses and disbursements of Counsel for the Owner incurred in connection with the subject matter of this Agreement and the Registration Statement on or before the IPO Closing Date; provided, however, if the Owner terminates this Agreement otherwise than as permitted by Article XII, the Owner will, no later than 10 Houston, Texas business days after Apple makes a written request therefor, reimburse Apple in the amount equal to the aggregate fees, costs and other expenses invoiced to Apple by Arthur Andersen LLP in connection with its audit of the Business' financial statements at December 31, 1996 and for the 12-month period then ended; provided further, however, that an Owner's estate shall not be required to reimburse Apple for such fees, costs and expenses in the event such termination follows the death of the Owner. The Owner will file all necessary documentation and Returns with respect to all Transfer Taxes. In addition, the Owner will pay all Taxes due upon receipt of the consideration payable to the Owner pursuant to Article II.

            Section 11.08 NOTICES. All notices required or permitted hereunder shall be in writing, and shall be deemed to be delivered and received (a) if personally delivered or if delivered by telex, telegram, facsimile or courier service, when actually received by the party to whom notice is sent or (b) if delivered by mail (whether actually received or not), at the close of business on the third Houston, Texas business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

            (i)   if to Apple, addressed to it at:

                  Apple Orthodontix, Inc.
                  One West Loop South
                  Suite 100
                  Houston, Texas  77027

                  Attn.: Robert J. Syverson, President

      with copies (which shall not constitute notice for purposes of this Agreement) to:

                  Jackson & Walker, L.L.P.
                  1100 Louisiana, Suite 4200
                  Houston, Texas  77002
                  Attn: Richard S. Roth, Esq.; and

            (ii) if to the Owner, addressed to him at the address set forth in
      Section 2.04 of the Disclosure Statement, with copies (which shall not constitute notice for purposes of this Agreement) to:

                  Leontire & Schubb
                  66 Long Wharf
                  Boston, MA 02110
                  Attn: Mark Schubb

            Section 11.09 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF.

            Section 11.10 EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay or omission in the exercise of any right, power or remedy accruing to any party hereto as a result of any breach or default hereunder by any other party hereto shall impair any such right, power or remedy, nor shall it be construed, deemed or interpreted as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be construed, deemed or interpreted as a waiver of any other breach or default hereunder occurring before or after that waiver.

            Section 11.11 TIME. Time is of the essence in the performance of this Agreement in all respects.

            Section 11.12 REFORMATION AND SEVERABILITY. If any provision of this Agreement is invalid, illegal or unenforceable, that provision shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties hereto as expressed herein, and if such a modification is not possible, that provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

            Section 11.13 REMEDIES CUMULATIVE. No right, remedy or election given by any term of this Agreement shall be deemed exclusive, but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

            Section 11.14 RESPECTING THE IPO. The Owner acknowledges and agrees that: (a) no firm commitment, binding agreement or promise or other assurance of any kind, whether express or implied, oral or written, exists at the date hereof that the Registration Statement will become effective or that the IPO will occur at a particular price or within a particular range of prices or occur at all;
(b) neither Apple or any of its Representatives nor any prospective underwriters in the IPO will have any liability to the Owner or any of his Affiliates or associates for any failure of (i) the Registration Statement to become effective (provided, however, that Apple will use its reasonable best efforts to cause the Registration Statement to become effective prior to December 31, 1997) or (ii) the IPO to occur at a particular price or within a particular range of prices or to occur at all; and (c) the decision of the Owner to enter into this Agreement has been or will be made independent of, and without reliance on, any statements, opinions or other communications of, or due diligence investigations that have been or will be made or performed by, any prospective underwriter relative to Apple or the IPO. The Underwriter shall have no obligation to the Owner or with respect to any disclosure contained in the Registration Statement.

                                   ARTICLE XII

                                   TERMINATION

            Section 12.01 TERMINATION OF THIS AGREEMENT. (a) This Agreement may be terminated at any time prior to the Closing solely:

            (i) by the mutual written consent of Apple and the Owner;

            (ii) by the Owner, on the one hand, or by Apple, on the other hand, if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by December 31, 1997, unless the failure of such transactions to be consummated results from the willful failure of the party seeking to terminate this Agreement to perform or adhere to any agreement required hereby to be performed or adhered to by it prior to or at the Closing or thereafter on the IPO Closing Date;

            (iii) by the Owner, on the one hand, or by Apple, on the other hand, if a material breach or default shall be made by the other party in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein; or

            (iv) by Apple if it is entitled to do so as provided in Section
      6.08;

      (b) This Agreement may be terminated after the Closing solely:

            (i) by Apple or the Owner if the Underwriting Agreement is terminated pursuant to its terms after the Closing and prior to the consummation of the IPO; or

            (ii) automatically and without action on the part of any party hereto if the IPO is not consummated within 15 New York City business days after the date of the Closing.

            (c) If this Agreement is terminated pursuant to this Section 12.01, the Acquisition will be deemed for all purposes to have been abandoned and of no force or effect.

            Section 12.02 LIABILITIES IN EVENT OF TERMINATION. If this Agreement is terminated pursuant to Section 12.01, there shall be no liability or obligation on the part of any party hereto except (a) as provided in Section
11.07 and (b) to the extent that such liability is based on the breach by that party of any of its representations, warranties or covenants set forth in this Agreement.

                     [Signatures appear on following page]

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    APPLE ORTHODONTIX, INC.

                                    By: /s/ Michael W. Harlan
                                        Printed Name: Michael W. Harlan
                                        Title: Vice President and Chief
                                               Financial Officer

                                    OWNER:
                                                  Philip DePasquale, D.D.S.

                                              /s/ Philip DePasquale, D.D.S.
                                    Printed Name: Philip DePasquale, D.D.S.